Exhibit 99.1

TICC Announces Results of Operations for the Three and Nine Months Ended September 30, 2009 and Announces Distribution

GREENWICH, CT – 11/5/2009 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter ended September 30, 2009 and a distribution of $0.15 per share for the fourth quarter of 2009.

HIGHLIGHTS

•

For the quarter ended September 30, 2009, we recorded net investment income of approximately $3.2 million, or approximately $0.12 per share, net unrealized appreciation on investments of approximately $22.3 million and net realized losses on investments of approximately $10.5 million. In total, we had a net increase in net assets resulting from operations of approximately $0.56 per share for the third quarter.

•

Total investment income for the third quarter amounted to approximately $4.9 million, down approximately 44% from the third quarter of 2008 largely due to a smaller portfolio as a result of de-levering actions throughout 2008, as well as a lower return on our debt investment portfolio due principally to lower LIBOR rates.

•

Expenses for the third quarter of 2009 were approximately $1.8 million, down approximately 42% from the third quarter of 2008 due largely to the elimination of interest expense associated with our de-levering actions throughout 2008 and lower investment advisory fees attributable to our smaller portfolio. The primary components of our expenses were approximately $1.1 million in investment advisory fees and approximately $323,000 in professional fees for valuation, legal and auditing services.

•

During the quarter ended September 30, 2009, we recorded net unrealized appreciation of approximately $22.3 million, comprised of $14.3 million in write-ups on investments, $2.8 million in write-downs and approximately $10.8 million relating to the reversal of prior period net unrealized depreciation upon the realization events associated with certain investments.

•

For the quarter ended September 30, 2009, we had net realized losses on investments of approximately $10.5 million, which represents primarily the realization of the economic loss previously recorded as unrealized depreciation.

•	Our Board of Directors has declared a distribution of $0.15 per share for the fourth quarter of 2009.

•	Payable Date: December 31, 2009

•	Record Date: December 10, 2009

•

During the third quarter, we closed eight new investments with a face amount of approximately $30.0 million and a total cost of approximately $25.1 million for an aggregate discount of approximately 16% from par. Each of these investments represents the senior secured notes issued by the respective companies.

•

At September 30, 2009, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income from any investments on non-accrual status) was approximately 8.4%.

•	At September 30, 2009, the weighted average yield of our debt investments, excluding our investments on non-accrual status as of September 30, 2009, was approximately 11.2%.

•	At September 30, 2009, our cash position stood at approximately $29.4 million.

•	At September 30, 2009, net asset value per share was $8.07 compared with the net asset value at June 30, 2009 of $7.66 and at December 31, 2008 of $7.68.

SUBSEQUENT EVENTS

•	On October 29, 2009, the Board of Directors declared a distribution of $0.15 per share for the fourth quarter, payable on December 31, 2009 to shareholders of record as of December 10, 2009.

We will host a conference call to discuss our third quarter results today, Thursday, November 5 at 10:00 AM ET. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, the replay passcode is 435153.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2008, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2009	December 31, 2008
ASSETS
Investments, at fair value (cost: $252,487,964 @ 9/30/09; $282,299,228 @ 12/31/08)
Non-affiliated/non-control investments (cost: $232,520,612 @ 9/30/09; $261,923,603 @ 12/31/08)	$166,326,417	$168,094,127
Control investments (cost: $19,967,352 @ 9/30/09; $20,375,625 @ 12/31/08)	20,575,000	21,500,000

Total investments at fair value	186,901,417	189,594,127

Cash and cash equivalents	29,373,427	14,069,251
Interest receivable	916,162	1,151,703
Prepaid expenses and other assets	139,914	147,806

Total assets	$217,330,920	$204,962,887

LIABILITIES
Investment advisory fee payable to affiliate	$1,077,424	$1,287,451
Accrued expenses	448,847	308,686

Total liabilities	1,526,271	1,596,137

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,747,561 and 26,483,546 issued and outstanding, respectively	267,475	264,835
Capital in excess of par value	319,779,312	318,662,914
Net unrealized depreciation on investments	(65,586,547)	(92,705,101)
Accumulated net realized losses on investments	(35,676,773)	(21,899,323)
Distributions in excess of investment income	(2,978,818)	(956,575)

Total net assets	215,804,649	203,366,750

Total liabilities and net assets	$217,330,920	$204,962,887

Net asset value per common share	$8.07	$7.68

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$4,272,498	$7,804,799	$12,991,256	$27,187,747
Interest income - cash and cash equivalents	0	55,281	0	179,964
Other income	72,330	78,875	134,359	610,300

Total investment income from non-affiliated/non-control investments	4,344,828	7,938,955	13,125,615	27,978,011

From control investments:
Interest income - debt investments	604,114	733,728	1,866,834	2,248,915
Other income	0	125,000	0	125,000

Total investment income from control investments	604,114	858,728	1,866,834	2,373,915

Total investment income	4,948,942	8,797,683	14,992,449	30,351,926

EXPENSES
Compensation expense	225,953	222,000	677,858	666,000
Investment advisory fees	1,077,425	1,608,659	3,002,460	5,692,785
Professional fees	322,966	399,961	893,183	1,125,577
Interest expense	0	700,455	0	4,512,086

General and administrative	144,535	160,987	479,855	607,027

Total expenses	1,770,879	3,092,062	5,053,356	12,603,475

Net investment income	3,178,063	5,705,621	9,939,093	17,748,451

Net change in unrealized appreciation or depreciation on investments	22,308,201	806,271	27,118,554	(22,548,456)

Net realized losses on investments	(10,462,294)	(10,654,597)	(13,777,450)	(9,755,472)

Net increase (decrease) in net assets resulting from operations	$15,023,970	$(4,142,705)	$23,280,197	$(14,555,477)

Net increase in net assets resulting from net investment income per common share:
Basic and diluted(1)	$0.12	$0.22	$0.37	$0.75
Net increase (decrease) in net assets resulting from operations per common share:
Basic and diluted(1)	$0.56	$(0.16)	$0.88	$(0.62)
Weighted average shares of common stock outstanding:
Basic and diluted(1)	26,674,521	26,191,008	26,582,410	23,648,413

(1)

In accordance with SFAS 128-Earnings per Share, the weighted-average shares of common stock outstanding used in computing basic and diluted earnings per share for the nine months ended September 30, 2008 was increased retroactively by a factor of 1.021 to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on May 23, 2008.

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30, 2009 (unaudited)	Three Months Ended September 30, 2008 (unaudited)	Nine Months Ended September 30, 2009 (unaudited)	Nine Months Ended September 30, 2008 (unaudited)
Per Share Data
Net asset value at beginning of period	$7.66	$9.75	$7.68	$11.94

Net investment income(1)	0.12	0.22	0.37	0.75
Net realized and unrealized capital gains (losses) (2)	0.45	(0.37)	0.50	(1.35)

Total from investment operations	0.57	(0.15)	0.87	(0.60)

Total distributions(3)	(0.15)	(0.20)	(0.45)	(0.86)

Effect of shares issued, net of offering expenses	(0.01)	(0.02)	(0.03)	(1.10)

Net asset value at end of period	$8.07	$9.38	$8.07	$9.38

Per share market value at beginning of period	$4.41	$5.46	$3.80	$9.23
Per share market value at end of period	$5.04	$5.14	$5.04	$5.14
Total return(4)	17.69%	(2.20)%	47.26%	(36.04)%
Shares outstanding at end of period	26,747,561	26,296,293	26,747,561	26,296,293

Ratios/Supplemental Data
Net assets at end of period (000’s)	$215,805	$246,625	$215,805	$246,625
Average net assets (000’s)	$205,091	$257,905	$202,688	$252,625
Ratio of expenses to average net assets (5)	3.45%	4.80%	3.32%	6.65%
Ratio of expenses, excluding interest expense, to average net assets(5)	3.45%	3.97%	3.32%	4.62%
Ratio of net investment income to average net assets(5)	6.20%	8.85%	6.54%	9.37%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains (losses) include rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of September 30, 2009, distributions for 2009 would not have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)

Annualized. Effective December 30, 2008, the Company had fully repaid all amounts under the revolving credit facility and reduced the commitment amount thereunder to zero, effectively terminating the facility.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.